Exhibit 10.7.1

SECOND AMENDMENT, CONSENT AND WAIVER

TO CREDIT AGREEMENT

This SECOND AMENDMENT, CONSENT AND WAIVER TO CREDIT AGREEMENT, dated as of December 20, 2006 (this “Amendment”), to the Credit Agreement referred to below, by and among NEWTEK SMALL BUSINESS FINANCE, INC., a New York corporation (“Borrower”), the other Credit Parties signatory hereto and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”).

W I T N E S S E T H

WHEREAS, Borrower, the other Credit Parties signatory thereto and Lender are parties to that certain Credit Agreement, dated as of August 31, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrower desires to terminate the Trust Account Agreement, dated as of August 31, 2005, between Borrower and Deutsche Bank Trust Company Americas, as trustee, (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Trust Account Agreement”) and enter into a Trust Account Agreement between Borrower and Signature Bank, as trustee (the “New Trust Account Agreement”);

WHEREAS, Section 6.17 of the Credit Agreement prohibits any Credit Party from amending or changing the terms of the Original Trust Account Agreement;

WHEREAS, Lender has agreed to consent to the actions described above in the manner, and on the terms and on the conditions, provided for herein;

WHEREAS, Borrower and Lender have also agreed to amend certain provisions of the Credit Agreement, in the manner, and on the terms and conditions, provided for herein; and

WHEREAS, Lender has further agreed to waive certain provisions of the Credit Agreement, in the manner, and on the terms and conditions, provided for herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein (including the Recitals) shall have the meanings ascribed to them in the Credit Agreement or Annex A thereto.

2. Consent. Lender hereby consents as of the Second Amendment Effective Date (as hereinafter defined) to (i) the termination by Borrower of the Trust Account at Deutsche Bank Trust Company Americas and the Original Trust Account Agreement, and (ii) Borrower opening a new trust account (the “New Trust Account”) at Signature Bank and entering into a New Trust Account Agreement, provided, that (a) such New Trust Account is opened and such New Trust Account Agreement is entered into within ninety (90) days after the Second Amendment Effective Date, (b) such New Trust Account Agreement is in form and substance satisfactory to Lender, and (c) the Original Trust Account Agreement is terminated within sixty (60) days of the date in which the New Trust Account is opened.

3. Waiver. Notwithstanding anything to the contrary in Section 1.9(c) of the Credit Agreement, Lender hereby waives, as of the Second Amendment Effective Date, the requirement that Borrower pay the Fee in connection with the permanent reduction of the Revolving Loan Commitment provided for in connection with this Amendment.

4. Amendment to Section 1.5(a) of the Credit Agreement. Section 1.5(a) of the Credit Agreement is hereby amended and restated as of the Second Amendment Effective Date in its entirety as follows:

“(a) Borrower shall pay interest to Lender in arrears on each applicable Interest Payment Date, at the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum.

As of the Second Amendment Effective Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	0.25%
Applicable Revolver LIBOR Margin	2.50%

The Applicable Margins may be adjusted by reference to the following grids:

If the Senior Charge Coverage Ratio is:	Level of Applicable Margins:
<2.00:1.00	Level I
≥2.00:1.00, but ≤2.20:l.00	Level II
>2.20:1.00	Level III

High to Low

	Applicable Margins
	Level I	Level II	Level III
Applicable Revolver Index Margin	0.25%	0.00%	-0.25%
Applicable Revolver LIBOR Margin	2.50%	2.25%	2.00%

Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending March 31, 2007 shall be implemented quarterly on a prospective basis, for each calendar month commencing on the first day of the Fiscal Month which occurs at least five (5) days after the date of delivery to Lender of the applicable quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Lender a certificate, signed by its president or chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to deliver timely such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.”

5. Amendment to Section 1.6(g) of the Credit Agreement. Section 1.6(g) of the Credit Agreement is hereby amended as of the Second Amendment Effective Date by deleting such section in its entirety and inserting in lieu thereof “[Intentionally omitted.]”.

6. Amendment to Section 1.9(c) of the Credit Agreement. Section 1.9(c) of the Credit Agreement is hereby amended as of the Second Amendment Effective Date by deleting the second sentence therein in its entirety and replacing it with the following:

“As used herein, the term “Applicable Percentage” shall mean (x) two percent (2.00%), in the case of a prepayment on or prior to the first anniversary of the Closing Date, (y) one percent (1.00%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof, and (z) three-quarters of one percent (0.75%), in the case of a prepayment after the second anniversary of the Closing Date but on or prior to the third anniversary thereof.”

7. Amendment to Section 1.10 of the Credit Agreement. Section 1.10 of the Credit Agreement is hereby amended and restated as of the Second Amendment Effective Date in its entirety as follows:

“1.10 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of determining Borrowing Availability as of any date, except as provided in the succeeding sentence, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day, except that all Net Sale Proceeds transferred by the FTA relating to the sale of any SBA 7(a) Guaranteed Note Receivable that are credited to the Collection Account (i) on or after 2:00 p.m. New York time and (ii) prior to 4:00 p.m. New York time on any Business Day shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account, provided that Borrower delivers to Lender (a) evidence of receipt of any such Net Sales Proceeds on the day of such receipt or (b) if such Net Sales Proceeds are received after 4:00 p.m. as provided herein, a supplemental Borrowing Base Certificate on the Business Day following receipt of such Net Sales Proceeds reflecting the receipt of such proceeds.”

8. Amendment to Section 6.13 of the Credit Agreement. Section 6.13 of the Credit Agreement is hereby amended and restated as of the Second Amendment Effective Date in its entirety as follows:

“6.13 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Borrower and Borrower Affiliates to the extent permitted by Section 6.3; (b) dividends and distributions by Subsidiaries of Borrower paid to Borrower; (c) dividends and distributions by Subsidiaries of Intermediate Parent paid to Intermediate Parent; (d) dividends and distributions by Intermediate Parent paid to Parent and its other Stockholders on a ratable basis based on each such Stockholder’s ownership of Intermediate Parent; (e) employee loans permitted under Section 6.4(b); (f) payments of principal and interest on Intercompany Notes issued by Borrower in accordance with Section 6.3 to any Borrower Affiliate that is a Guarantor; (g) payments of principal and interest on Intercompany Notes issued by Borrower in accordance with Section 6.3 to any Borrower Affiliate that is not a Guarantor; (h) [intentionally omitted]; (i) payments of interest with respect to Parent Subordinated Debt that accrues at a rate not in excess of 12% per annum, plus an additional 1% upon a default under the terms of the Parent Subordinated Debt; and (j) payments by a Credit Party to Parent or any of its Affiliates for goods and services provided pursuant to written agreements, in each case, as described in Disclosure Schedule (6.13), that are in the normal course of such Credit Party’s business and consistent with past practice, are consistent with the cost that would be payable to unrelated third parties, and have terms and conditions no less favorable to such Credit Party than would be available from unrelated third parties, and the amount of such Restricted Payments described in this clause (j) does not exceed in any Fiscal Year (the “Tested Fiscal Year”) the greater of (x) $1,500,000 in the aggregate, or (y) fifteen percent (15%) of the total expenses paid by Intermediate Parent for the Tested Fiscal Year (other than with respect to referral and packaging services provided to Borrower which shall not exceed the greater of (1) 1% of the amount of the related commitment for such services, and (2) the current market rate for such services); provided that, with respect to clauses (d), (g) and (i), (A) no Default or Event of Default has occurred and is continuing or would result after giving effect to any such Restricted Payment; (B) all such Restricted Payments, if any, contemplated by such clauses shall be made on the same day no more than once per year and within fifteen (15) days of delivery of the Financial Statements for the first Fiscal Quarter for the Fiscal Year immediately succeeding the Tested Fiscal Year in accordance with Annex E hereto, (C) the estimated amount of such Restricted Payments shall have been provided by Borrower to Lender no later than the last day of the first Fiscal Quarter for such immediately succeeding Fiscal Year at which time Lender shall implement a Reserve in such estimated amount until the earlier of (i) such Restricted Payments are made pursuant to clause (B) herein and (ii) the expiration of the period set forth in clause (B) herein (it being understood and agreed that such Reserve amount shall not change even if it is subsequently determined that Borrower is not permitted pursuant to the terms hereof to makes Restricted Payments in the full amount of such Reserve), (D) Borrower shall have a Fixed Charge Coverage Ratio, determined on a pro forma basis (and in a manner satisfactory to Lender and with appropriate supporting data as requested by Lender) for each twelve month period ended on the last day of (a) the fourth Fiscal Quarter for the Tested Fiscal Year (determined as if such Restricted Payments had been made on the first day of such period) and (b) the first Fiscal Quarter for the Fiscal Year immediately succeeding the Tested Fiscal Year (determined as if such Restricted Payments had been made on the first day of such period), of not less than 1.10:1.00, (E) Borrower shall have Borrowing Availability (before and after giving effect to such Restricted Payments) of not less than an amount equal to such Restricted Payments, (F) such Restricted Payments shall not exceed the estimated amount provided by Borrower pursuant to clause (C) herein, and (G) Borrower shall have provided Lender a certificate from an authorized officer certifying the requirements herein have been met, and Lender shall have confirmed such analysis in its reasonable discretion, prior to the payment of such Restricted Payments. Notwithstanding anything to the contrary contained herein, Borrower may repay Parent Subordinated Debt with Permitted Borrower Preferred Stock to the extent permitted by Section 6.5.”

9. Amendments to Annex A of the Credit Agreement. Annex A of the Credit Agreement is hereby amended as of the Second Amendment Effective Date by amending and restating the following definitions:

“‘Borrowing Base’ shall mean, as of any date of determination by Lender, from time to time, an amount equal to the sum at such time of (i) up to 85% of the outstanding principal balance of Borrower’s Eligible SBA 7(a) Note Receivables (other than the portion thereof constituting SBA 7(a) Guaranteed Note Receivables or Eligible SBA 7(a) Note Receivables purchased by Borrower in the secondary market), plus (ii) up to 50% of the aggregate amount of accrued and unpaid interest on Borrower’s Performing SBA 7(a) Note Receivables, including, without limitation, interest in respect of Secondary Receivables (as hereinafter defined) purchased by Borrower (other than such interest relating to SBA 7(a) Guaranteed Note Receivables and other than interest accrued on Secondary Receivables prior to their purchase by Borrower) plus (iii) up to 100% of the outstanding principal balance of Borrower’s Eligible SBA 7(a) Note Receivables constituting SBA 7(a) Guaranteed Note Receivables, plus, (iv) up to 63% of the outstanding principal balance of Borrower’s Eligible SBA 7(a) Note Receivables which were purchased by Borrower in the secondary market (“Secondary Receivables”); provided, that the advance rate in respect of any particular Secondary Receivable which has been owned by Borrower for at least one year may be adjusted upward (without in any way limiting Lender’s ability to adjust advance rates downward) in Lender’s discretion (but in no event will such advance rate be adjusted to higher than 85%) on a quarterly basis and based on the data set forth in the applicable Purchased Loan Collateral Report for the then ended twelve month period most recently ended, in each case, less any Reserves, including, without limitation, the SBA Guaranty Reserve and the General Shortfall Reserve, established by Lender at such time.

‘Commitment Termination Date’ means the earliest of (a) August 30, 2009, (b) the date of termination of Lender’s obligation to make Revolving Credit Advances or permit the existing Revolving Loan to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Revolving Loan, and the permanent reduction of the Revolving Loan Commitment to zero dollars ($0).

‘EBITDA’ means with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income not received in the ordinary course of such Person’s business in connection with the making of SBA 7(a) Loans, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), other than any gains resulting from the recovery of non-cash discounts attributable to the sale of SBA 7(a) Loans in the ordinary course of such Person’s business, and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, and (vii) the amount of any reserve for estimated servicing asset impairment in any period, as reflected as an expense on such Person’s profit and loss statements, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

‘Free Cash Flow’ means, with respect to any Person for any period, EBITDA for such period, minus (a) Capital Expenditures during such period, minus (b) cash taxes paid during such period, minus (c) any cash dividends paid during such period.

‘Reserves’ means with respect to the Borrowing Base of Borrower (a) the SBA Guaranty Reserve, (b) the General Shortfall Reserve; provided, that the General Shortfall Reserve shall be implemented or adjusted, if at all, only once per Fiscal Quarter upon the delivery of the Financial Statements required to be delivered by Borrower for each Fiscal Quarter in accordance with Annex E hereto and (c) such other reserves against Eligible SBA 7(a) Note Receivables, or Borrowing Availability of Borrower that Lender may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Lender’s credit judgment.

‘Revolving Loan Commitment’ means the commitment of Lender to make Revolving Credit Advances, which commitment shall be FIFTY MILLION DOLLARS ($50,000,000) as of the Second Amendment Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

‘Senior Charges’ means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) payments of principal with respect to Indebtedness (other than the Revolving Loan) during such period, less (c) the amount of interest accrued on any Subordinated Debt during such period.

‘Senior Charges Coverage Ratio’ means, with respect to any Person for any fiscal period, the ratio of (a) Free Cash Flow, plus the actual amount of the Loan Loss Provisions reported by Borrower and consistent with Borrower’s past practices with respect to such fiscal period, to (b) Senior Charges.

‘Trustee’ means (a) with respect to any period prior to the Original Trust Account Termination Date, Deutsche Bank Trust Company Americas, as collection and disbursement agent under the Original Trust Account Agreement, and (b) with respect to any period from and after the Original Trust Account Termination Date, Signature Bank, as collection and disbursement agent under the New Trust Account Agreement.

‘Trust Account Agreement’ means (a) with respect to any period prior to the Original Trust Account Termination Date, the Original Trust Account Agreement, and (b) with respect to any period from and after the Original Trust Account Termination Date, the New Trust Account Agreement.”

10. Amendments to Annex A of the Credit Agreement. Annex A of the Credit Agreement is hereby amended as of the Second Amendment Effective Date by inserting the following new definitions in the appropriate alphabetical order therein:

“‘Allowance for Loan Loss’ means the line item entitled “Allowance for Loan Loss” listed on the Compliance Certificate provided by Borrower pursuant to paragraphs (a) and (b) of Annex E hereto.

‘General Loan Amount’ means, the sum of (i) the Loan Receivables, Net, plus (ii) the Allowance for Loan Loss, plus (iii) the Net Discount, less (iv) the Total Specific Portfolio.

‘General Shortfall Reserve’ means at any date of determination, an amount equal to the positive difference (if any) between (a) four percent (4%) multiplied by the General Loan Amount as of such date and (b) the Total General Reserve as of such date.

‘Loan Loss Provisions’ means the line item entitled “Provisions for Possible Loan Loses” listed on each income statement delivered by Borrower pursuant to paragraphs (a) and (b) of Annex E hereto.

‘Loan Receivables, Net’ means the line item entitled “Loan Receivables, Net” listed on each balance sheet provided by Borrower pursuant to paragraphs (a) and (b) of Annex E hereto.

‘Net Discount’ means the line item entitled “Net Discount” listed on the Compliance Certificate provided by Borrower pursuant to paragraphs (a) and (b) of Annex E hereto.

‘New Trust Account Agreement” means that certain Trust Account Agreement, dated on or before the Original Trust Account Termination Date, by and between the Borrower and Signature Bank, as the same may be amended, supplemented or otherwise modified from time to time.

‘Original Trust Account Agreement’ means that certain Trust Account Agreement, dated as of August 31, 2005, by and between the Borrower and the Trustee, as the same may be amended, supplemented or otherwise modified.

‘Original Trust Account Termination Date’ means the date on which the Original Trust Account Agreement is terminated.

‘Purchased Loan Collateral Report’ has the meaning ascribed to it in paragraph (e)(vi) of Annex F.

‘Second Amendment Effective Date’ means December 20, 2006.

‘Secondary Receivables’ has the meaning ascribed to it in the definition of “Borrowing Base”.

‘Total General Reserve’ means the line item entitled “Total General Reserve” listed on the Compliance Certificate provided by Borrower pursuant to paragraphs (a) and (b) of Annex E hereto.

‘Total Specific Portfolio’ means the line item entitled “Total Specific Portfolio (loan receivables)” listed on the Compliance Certificate provided by Borrower pursuant to paragraphs (a) and (b) of Annex E hereto.”

11. Amendment to Annex F of the Credit Agreement. Paragraph (b) of Annex F of the Credit Agreement is hereby amended and restated as of the Second Amendment Effective Date as follows:

“(b) Upon Lender’s request, and in any event no later than noon (New York time) on the first Business Day of each week, a Borrowing Base Certificate accompanied by such supporting detail and documentation (as of the end of the last Business Day in the immediately preceding week) as shall be requested by Lender in its reasonable discretion, including, without limitation (i) detailed information regarding SBA 7(a) Note Receivables and Borrower’s Accounts, including balance, status and collateral relating thereto, and (ii) with respect to any SBA 7(a) Loans originated by Borrower since delivery of the most recent Borrowing Base Certificate previously delivered hereunder, copies of financing statements to be filed with respect to the SBA 7(a) Loan Obligors for such SBA 7(a) Loans, a copy of the related security agreement, copies of the SBA authorization with respect to such SBA 7(a) Loans and copies of the organizational documents for the applicable SBA 7(a) Loan Obligors; provided that changes with respect to the determination of the amount of SBA 7(a) Note Receivables that are Eligible SBA 7(a) Note Receivables shall only be reflected in the Borrowing Base Certificates delivered in accordance with paragraph (e)(i) of this Annex F;”

12. Amendment to Annex F of the Credit Agreement. Paragraph (e) of Annex F of the Credit Agreement is hereby amended, as of the Second Amendment Effective Date, by adding a new clause “(vi)” at the end of such paragraph as follows:

“(vi) a separate report detailing the performance of the SBA 7(a) Loans which were purchased in the secondary market by Borrower for each portfolio purchased, which reports shall be in substantially the form of Exhibit G hereto (each, a “Purchased Loan Collateral Report”).”

13. Amendment to Annex G of the Credit Agreement. Paragraph (b) of Annex G of the Credit Agreement is hereby amended and restated as of the Second Amendment Effective Date as follows:

“(b) Minimum Senior Charge Coverage Ratio. Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, a Senior Charge Coverage Ratio for the 12-month period then ended (commencing with the Fiscal Quarter ending December 31, 2006) of not less than 1.50:1:00 for such Fiscal Quarter.”

14. Amendment to Annex G of the Credit Agreement. Paragraph (d) of Annex G of the Credit Agreement is hereby amended and restated as of the Second Amendment Effective Date as follows:

“(d) [Intentionally omitted.]”

15. Amendment to Annex G of the Credit Agreement. Paragraph (e) of Annex G of the Credit Agreement is hereby amended and restated as of the Second Amendment Effective Date as follows:

“(e) Minimum Net Worth. Borrower and its Subsidiaries shall have on a consolidated basis, at any date of determination (commencing on the Second Amendment Effective Date), a Net Worth equal to or greater than $8,500,000”

16. Representations and Warranties. To induce Lender to enter into this Amendment, Borrower and the other Credit Parties make the following representations and warranties to Lender:

(a)	The execution, delivery and performance of this Amendment and the performance of the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”) by the Credit Parties: (i) are within each such Credit Party’s organizational power; (ii) have been duly authorized by all necessary or proper organizational and shareholder action; (iii) do not contravene any provision of any Credit Party’s charter or bylaws or other constituent documents; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Credit Party is a party or by which any Credit Party or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of any Credit Party other than those in favor of Lender, pursuant to the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority (other than the SBA) or any other Person.

(b)	This Amendment has been duly executed and delivered by or on behalf of Borrower and each other applicable Credit Party.

(c)	Each of this Amendment and the Amended Credit Agreement constitutes a legal, valid and binding obligation of Borrower and each other applicable Credit Party enforceable against Borrower and each such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)	Both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

(e)	No action, claim or proceeding is now pending or, to the knowledge of Borrower, threatened against Borrower or any other Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges Borrower’s or, to the extent applicable, any other Credit Party’s right, power, or competence to enter into this Amendment or perform any of their respective obligations under this Amendment, the Amended Credit Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Credit Agreement or any other Loan Document or any action taken under this Amendment, the Amended Credit Agreement or any other Loan Document or (ii) if determined adversely, is reasonably likely to have or result in a Material Adverse Effect. To the knowledge of Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

(f)	After giving effect to this Amendment, the representations and warranties of Borrower and the other Credit Parties contained in the Amended Credit Agreement and each other Loan Document are true and correct on and as of the Second Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty that is expressly made only as of a specified date need be true only as of such date.

(g)	All tax refunds resulting from the previous over payment of income taxes in the aggregate amount of $276,000 for the Fiscal Month ended March 31, 2005 and in the aggregate amount of $392,548 for the Fiscal Year ended 2004 have been received by Borrower and Borrower and the other Credit Parties are not aware of any additional tax refunds with respect to any fiscal period.

17. Remedies. This Amendment shall constitute a Loan Document. The breach by Borrower or any other Credit Party of any representation, warranty, covenant or agreement in this Amendment shall constitute an immediate Event of Default hereunder and under the other Loan Documents.

18. No Other Amendments, Consents or Waivers. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as specifically provided herein, this Amendment shall not be deemed an amendment or waiver of, or consent with respect to any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

19. Continuation of Obligations and Liens. Borrower and each other Credit Party hereby acknowledges, agrees and affirms (a) its obligations under the Credit Agreement and the other Loan Documents, including, without limitation, if applicable, its guaranty obligations thereunder, (b) that such guaranty shall apply to all Obligations as specified in the Guaranty, (c) the grant of the security interest in substantially all of its assets pursuant to the Loan Documents, and (d) that such liens and security interests created and granted are valid and continuing and secure all of the Obligations.

20. Outstanding Indebtedness; Waiver of Claims. Borrower and each other Credit Party hereby acknowledges and agrees that the aggregate outstanding principal amount of the Revolving Loan as of December 20, 2006 is $21,966,528.86 and is payable pursuant to the Credit Agreement, as modified hereby, without defense, offset, withholding, counterclaim or deduction of any kind. Borrower and each other Credit Party hereby waives, releases, remises and forever discharges Lender and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which Borrower or any other Credit Party ever had, now has or might hereafter have against Lender which relates, directly or indirectly, to any acts or omissions of Lender or any other Indemnified Person on or prior to the Second Amendment Effective Date.

21. Amendment Fee. To induce Lender to enter into this Amendment, Borrower hereby agrees to pay to Lender an amendment fee in the amount of $50,000 in immediately available funds, payable on the Second Amendment Effective Date (the “Amendment Fee”).

22. Fees and Expenses. Borrower and the other Credit Parties hereby reconfirm their respective obligations pursuant to Section 11.3 of the Credit Agreement to pay and reimburse Lender for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by Lender in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

23. Effectiveness. This Amendment shall become effective as of December 20, 2006 (the “Second Amendment Effective Date”) only upon satisfaction in full in the judgment of Lender of each of the following conditions:

(a)	Amendment. Lender shall have received four (4) original copies of this Amendment duly executed and delivered by Lender and Borrower and acknowledged and agreed to by each other Credit Party.

(b)	Representations and Warranties. The representations and warranties of or on behalf of Borrower and the other Credit Parties in this Amendment shall be true and correct on and as of the Second Amendment Effective Date.

(c)	Amendment Fee. Lender shell have received the Amendment Fee provided for in Section 21 herein.

(d)	Payment of Fees and Expenses. Borrower shall have paid to Lender all costs, fees and expenses which are owing in connection with this Amendment and the other Loan Documents and due to Lender (including, without limitation, reasonable legal fees and expenses referenced in Section 22).

(e)	Prepayment of Revolving Loans. Borrower shall have prepaid all Revolving Loans in an amount in excess of the Borrowing Availability after giving effect to this Amendment.

(f)	SBA Approval. Lender shall have received prior written consent of the SBA for this Amendment, the termination of the Original Trust Account Agreement and the execution and performance of the New Trust Account Agreement, in all instances, as required by Section 19 of the Multi-Party Agreement.

(g)	Accountants’ Letter. Lender shall have received a letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Lender in accordance with Section 4.2 of the Credit Agreement.

24. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

25. Counterparts. This Amendment maybe executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWER: NEWTEK SMALL BUSINESS FINANCE, INC.

By:
Name: Title: President

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender

By:
Name: Title: Its Duly Authorized Signatory